Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-832-7422 pelenio@arbor.com	Investors: Stephanie Carrington /Amy Glynn The Ruth Group 646-536-7017/7023 scarrington@theruthgroup.com aglynn@theruthgroup.com

Media:
Bonnie Habyan, SVP of Marketing
516-229-6615
bhabyan@arbor.com

Arbor Realty Trust Closes Prime Transaction

UNIONDALE, N.Y., March 31 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), today announced that the Company transferred 16.67% of its 24.17% interest in Prime Outlets, at a value of approximately $37 million, in exchange for preferred and common operating partnership units of Lightstone Value Plus REIT L.P.  Arbor retained a 7.5% ownership interest in Prime Outlets.

As previously disclosed, in June 2008, Arbor borrowed from Lightstone Value Plus Real Estate Investment Trust, Inc. approximately $33 million, which was initially secured by its 16.67% interest in Prime Outlets and has a remaining term of approximately seven years. On March 30, 2009, the Company exchanged its 16.67% interest in Prime Outlets for approximately $37 million of preferred and common operating partnership units in Lightstone Value Plus REIT L.P. and the $33 million loan is now secured by Arbor’s preferred and common operating partnership units. In June 2013, the preferred units may be redeemed by Lightstone Value Plus REIT L.P. for cash and the loan would become due upon such redemption. The preferred operating partnership units yield 4.63% and the loan bears interest at a rate of 4%.

The Company owned its 16.67% interest through a consolidated entity which had a 25% interest in Prime Outlets with a third party member owning the remaining 8.33%. Through this consolidated entity, the Company expects to record in its first quarter 2009 financial statements income of approximately $37 million, net of minority interest expense related to the third party member’s portion of income recorded. In addition, the Company prepaid approximately $7.3 million in incentive management fees to its manager in 2008 related to this transaction. In accordance with the management agreement, installments of the annual incentive fee are subject to potential reconciliation at the end of the 2009 fiscal year. The Company is currently evaluating the full accounting treatment related to this transaction and will disclose its impact in the Company’s first quarter 2009 financial statements.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 sales and origination support offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement

The information included in this press release was based on the significant terms of the agreement. The agreement is subject to certain closing conditions and the Company can make no assurances that this agreement will close timely or at all. In addition if the terms of this agreement are amended this may have a material impact on the economics of the transaction.

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate and capital markets, and other risks detailed in the prospectus supplement with respect to this offering and in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.